Exhibit F-1
Energy East Corporation Consolidating Income Statement For the Twelve Months Ended December 31, 2003 (Thousands, except per share amounts)
	Energy East Holding Company	Energy East Management Corporation	RGS Energy Group, Inc. Consolidated	Connecticut Energy Corporation Consolidated

Operating Revenues
Sales and services	-	$70,045	$2,993,825	$315,259
Operating Expenses
Electricity purchased and fuel used in generation	-	-	969,556	-
Natural gas purchased	-	-	511,512	173,723
Other operating expenses	$9,230	68,415	489,759	52,713
Maintenance	63	2	156,800	3,712
Depreciation and amortization	203	93	208,161	20,394
Other taxes	499	1,080	202,829	19,234

Total Operating Expenses	9,995	69,590	2,538,617	269,776

Operating Income	(9,995)	455	455,208	45,483
Other (Income)	(1,156)	(24)	(12,347)	(312)
Other Deductions	23,427	21	3,759	1,598
Interest Charges, Net	89,767	435	135,244	16,465
Preferred Stock Dividends of Subsidiaries	14,232	-	3,271	-

Income From Continuing Operations Before Income Taxes	(136,265)	23	325,281	27,732
Income Taxes	(55,465)	23	127,890	9,727

Income From Continuing Operations	(80,800)	-	197,391	18,005

Discontinued Operations
Loss from businesses sold	-	-	(7,798)	-
Income taxes (benefits)	-	-	(13,387)	-

Income (Loss) From Discontinued Operations	-	-	5,589	-

Net Income	$(80,800)	-	$202,980	$18,005

Earnings Per Share From Continuing Operations, basic

Earnings Per Share From Continuing Operations, diluted

Earnings Per Share, basic

Earnings Per Share, diluted

Average Common Shares Outstanding, basic

Average Common Shares Outstanding, diluted

Exhibit F-1
Energy East Corporation Consolidating Income Statement For the Twelve Months Ended December 31, 2003 (Thousands, except per share amounts)
	CMP Group, Inc. Consolidated	CTG Resources, Inc. Consolidated	Berkshire Energy Resources Consolidated	The Energy Network, Inc. Consolidated

Operating Revenues
Sales and services	$638,530	$361,656	$61,832	$229,325
Operating Expenses
Electricity purchased and fuel used in generation	240,601	-	-	123,607
Natural gas purchased	-	197,914	32,501	87,584
Other operating expenses	200,258	61,130	12,825	12,774
Maintenance	32,337	8,629	752	324
Depreciation and amortization	43,051	22,938	4,890	988
Other taxes	20,490	21,751	2,197	3,133

Total Operating Expenses	536,737	312,362	53,165	228,410

Operating Income	101,793	49,294	8,667	915
Other (Income)	(4,879)	(2,665)	(1,614)	(25)
Other Deductions	2,018	835	51	-
Interest Charges, Net	26,719	13,722	3,822	208
Preferred Stock Dividends of Subsidiaries	1,442	52	12	-

Income From Continuing Operations Before Income Taxes	76,493	37,350	6,396	732
Income Taxes	28,995	14,807	2,586	302

Income From Continuing Operations	47,498	22,543	3,810	430

Discontinued Operations
Loss from businesses sold	-	-	(2,155)	-
Income taxes (benefits)	-	-	375	-

Income (Loss) From Discontinued Operations	-	-	(2,530)	-

Net Income	$47,498	$22,543	$1,280	$430

Earnings Per Share From Continuing Operations, basic

Earnings Per Share From Continuing Operations, diluted

Earnings Per Share, basic

Earnings Per Share, diluted

Average Common Shares Outstanding, basic

Average Common Shares Outstanding, diluted

Exhibit F-1
Energy East Corporation Consolidating Income Statement For the Twelve Months Ended December 31, 2003 (Thousands, except per share amounts)
	Energy East Enterprises, Inc. Consolidated	Energy East Eliminations	Energy East Corporation Consolidated

Operating Revenues
Sales and services	$6,832	$(83,485)	$4,593,819
Operating Expenses
Electricity purchased and fuel used in generation	-	(4,321)	1,329,443
Natural gas purchased	4,681	(6,266)	1,001,649
Other operating expenses	2,117	(71,268)	837,953
Maintenance	301	(2)	202,918
Depreciation and amortization	626	(80)	301,264
Other taxes	345	(1,080)	270,478

Total Operating Expenses	8,070	(83,017)	3,943,705

Operating Income	(1,238)	(468)	650,114
Other (Income)	(232)	1,181	(22,073)
Other Deductions	1,614	(21)	33,302
Interest Charges, Net	12	(1,592)	284,802
Preferred Stock Dividends of Subsidiaries	-	-	19,009

Income From Continuing Operations Before Income Taxes	(2,632)	(36)	335,074
Income Taxes	(1,155)	(23)	127,687

Income From Continuing Operations	(1,477)	(13)	207,387

Discontinued Operations
Loss from businesses sold	-	-	(9,953)
Income taxes (benefits)	-	-	(13,012)

Income (Loss) From Discontinued Operations	-	-	3,059

Net Income	$(1,477)	$(13)	$210,446

Earnings Per Share From Continuing Operations, basic			$1.43

Earnings Per Share From Continuing Operations, diluted			$1.42

Earnings Per Share, basic			$1.45

Earnings Per Share, diluted			$1.44

Average Common Shares Outstanding, basic			145,535

Average Common Shares Outstanding, diluted			145,730